Independent Auditors' Consent

The Board of Directors and Stockholders

UQM Technologies, Inc.

We consent to the inclusion of our report dated January 19, 1999, relating to the balance sheets of Taiwan UQM Electric Co., Ltd. as of December 31, 1998 and 1997, and the related statements of income, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1998, which report appears in the annual report on Form 10-K/A of UQM Technologies, Inc. for the year ended March 31, 2001.

Horwath & Company

Taipei, Republic of China

January 23, 2002